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                             SHAREHOLDERS AGREEMENT


        Extended Shareholders Agreement, effective as of August 25, 1996, by and among All American Communications, Inc., a Delaware corporation (the "Company"), Anthony J. Scotti ("A. Scotti"), Benjamin J. Scotti ("B. Scotti") (A. Scotti and
B. Scotti being hereinafter collectively referred to as the "Scotti Group"), Thomas Bradshaw ("Bradshaw"), Myron Roth ("Roth"), and Sydney D. Vinnedge ("Vinnedge") (Bradshaw, Roth and Vinnedge being hereinafter collectively referred to as the "Management Group").

        WHEREAS, the Company, the Management Group and the Scotti Group have entered into a Shareholders Agreement dated as of February 25, 1991 (the "Original Shareholders Agreement") regarding the disposition of the Management Stock (as defined in the Original Shareholders Agreement) and certain other rights of the Company and the Scotti Group;

        WHEREAS, the parties hereto desire to enter into an agreement regarding their respective rights and obligations with respect to the Management Stock and certain other matters for an extended term and to provide for continuity in the operations of the Company as controlled by A. Scotti and
B. Scotti;

        NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereby agree as follows:

        1.      Definitions.

                1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the respective meanings set forth in the Original Shareholders Agreement.

        2.      Right of First Refusal.

                (a) All Management Stock shall be subject to the following "right of First Refusal" in favor of first A. Scotti and B. Scotti, and second the Company to the extent that A. Scotti and B. Scotti elect not to exercise their Right of First Refusal with respect to any shares of Management Stock subject to such Right of First Refusal.

                (b) For a period of five years following the effective date hereof, no shares of Management Stock may be sold, transferred, pledged, encumbered or otherwise disposed of (collectively "Transfer") by Bradshaw, Roth or Vinnedge (as the case may be) without first offering (i) A. Scotti and B. Scotti and (ii) the Company (to the extent that A. Scotti and B. Scotti elect not to exercise their right of First Refusal with respect to all such offered shares) the right to purchase such portion of the Management Stock.





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sought to be transferred by Bradshaw, Roth or Vinnedge (as the case may be), at such purchase price and upon such terms as shall have been offered in writing by a third party. If the proposed consideration is other than cash, the person who has the Right of First Refusal may elect to pay either (i) cash in lieu of such other non-cash consideration or (ii) non-cash consideration of equal value. In that case, the value of the non-cash consideration will be determined within thirty (30) days by an independent appraiser reasonably mutually acceptable to the Investor and the person having the Right of First Refusal, or if the parties are unable to select a mutually acceptable appraiser, such appraiser shall be selected by the Presiding Judge of the Superior Court of Los Angeles County and shall determine the value of the non-cash consideration within thirty (30) days of selection. Any exercise of these Right of First Refusal must be communicated in writing to Bradshaw, Roth or Vinnedge (as the case may be) within five (5) business days of notification to A. Scotti and B. Scotti (or the Company) of the proposed transfer of any Management Stock.

        (c) In the event that Bradshaw, Roth or Vinnedge (as the case may be) should seek to Transfer any Management Stock owed by him in the course of an ordinary public market transaction, then the purchase price per share of Management Stock to be paid by the person electing to exercise the Right of First Refusal shall be equal to the average of the Closing Prices (as hereinafter defined) for the 10 consecutive Trading Days (as hereinafter defined) immediately preceding the date of written notification of the exercise of the Right of First Refusal ("Exercise Date"). For purposes of the Shareholders Agreement, the term "Closing Price" shall mean the last reported sales price regular way for the Common Stock on the National Association of Securities Dealers Inc. Automated Quotation System (the "NASDAQ System") if the Common Stock is then listed thereon or, if not so listed, on the principal national stock exchange on which the Common Stock is then listed for the 10 consecutive Trading Days immediately preceding the Exercise Date. A "Trading Day" is a business day in which shares of the Common Stock have actually traded; provided, that (i) if at the time of any computation pursuant to this paragraph the Common Stock is not then traded on any trading market or (ii) if there have not been 10 Trading Days in the last 30 calendar days, the purchase price for the shares of Management Stock sought to be transferred shall be the fair value as reasonably determined in good faith by the Board of Directors of the Company.

        (d) Notwithstanding the foregoing, the provisions of this Section 2 shall not apply to any shares of Common Stock owned by Vinnedge prior to February 25, 1991.

    3. Restrictions on Transfer of Management Stock. No Transfer of any shares of Management Stock may be made except in compliance with the provisions of the Shareholders Agreement and all applicable federal, state and foreign securities laws. No Transfer of Management Stock, other than a permitted Transfer (as hereinafter defined), shall be made unless (i) the transferor shall deliver to the Company a written opinion of counsel (which opinion shall be satisfactory in form and substance to the Company) to the effect that an exemption from registration under the Securities Act is available and
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that the proposed Transfer will not violate applicable federal, state or foreign securities laws and (ii) the transferee delivers to the Company a written agreement (in form and substance reasonably satisfactory to the Company) providing that such transferee will be bound by the provisions restricting Transfers set forth in this Section 3. For purposes of this Section 3, a ""Permitted Transfer" is any Transfer made (i) pursuant to an effective registration statement filed under the Securities Act or (ii) in the public market in ordinary market transactions regular way.

        4. Legend. In addition to any other legend that may appear on the certificates representing the shares of Common Stock owned by the parties hereto, the Company agrees to cause all certificates for shares of Management Stock to bear the following legend:

            THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, HAVE BEEN TAKEN FOR INVESTMENT AND ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF AUGUST 25, 1996. NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

        5. Irrevocable Proxy. Each of Bradshaw, Vinnedge and Roth hereby grant to A. Scotti and irrevocable proxy, coupled with an interest, to vote all shares of Management Stock owned by him with respect to any and all matters with respect to which a holder of shares of Common Stock is entitled to vote. In the event that the proxy shall be unenforceable for any reason, each of Bradshaw, Vinnedge and Roth hereby agree to vote all such shares as directed by
A. Scotti. Notwithstanding the foregoing, the provisions of this Section 5 shall not apply to any shares of Common Stock owned by Vinnedge prior to February 25, 1991.

        6. Termination. Unless otherwise indicated herein, this Shareholders Agreement shall terminate five years and six months from the date hereof.

        7. Notices. All notices, consents and other communications under this Shareholders Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case at the principal executive offices of the Company or to the appropriate addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

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        8.      Successors and Assigns.  This Shareholders Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that this Shareholders Agreement may not be assigned by A. Scotti, B. Scotti, Bradshaw, Vinnedge or Roth without the express written consent of the company other than to the respective heirs, legal representative, conservator or guardian of any party hereto; and, provided, further, that a transferee pursuant to a Permitted Transfer shall not be deemed to the a successor or assignee of any party hereto.

        9. Entire Agreement; Amendment and Waiver; Counterparts. This Shareholders Agreement contains the sole and entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments and understandings heretofore had between them with respect thereto are merged herein. No waivers of, or consents to departures from, any provision hereof shall be effective as to any party entitled to the benefits thereof unless given in writing by such party. This Shareholders Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Shareholders Agreement may not be amended as to any party unless such amendment is consented to in writing by such party.

        10. Business Day. Any action which is to be taken on any day which is not a business day shall be deemed to have been taken on such day if taken on the next succeeding business day. For purposes of this Shareholders Agreement, a "business day" shall mean any day excluding any Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are required or authorized by law or other governmental action to close.

        11. Governing Law. This Shareholders Agreement and all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York without regard to the conflicts of law principles thereof.

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        IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be duly executed as of the 25th day of August, 1996.


                                        ALL AMERICAN COMMUNICATIONS, INC.



                                        By: /s/ Anthony J. Scotti
                                            -----------------------------
                                                Anthony J. Scotti,
                                             Chief Executive Officer


                                        "SCOTTI GROUP":


                                            /s/ Anthony J. Scotti
                                            -----------------------------
                                                Anthony J. Scotti


                                            /s/ Benjamin J. Scotti
                                            -----------------------------
                                                Benjamin J. Scotti


                                        "MANAGEMENT GROUP":


                                            /s/ Thomas Bradshaw
                                            -----------------------------
                                                Thomas Bradshaw


                                            -----------------------------
                                                Myron Roth


                                            /s/ Sydney D. Vinnedge
                                            -----------------------------
                                                Syndey D. Vinnedge